(d)(18)(ii)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA MUTUAL FUNDS

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit Percentage (as a percentage of average net assets)
Name of Fund*	Class A	Class C	Class I	Class T	Class W
Voya International Real Estate Fund Term Expires March 1, 2020	1.30%	2.05%	1.05%	1.30%	1.05%

/s/HE
HE

Effective Date: January 1, 2019 to modify the expense limits.

*           This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.